UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2015

UTi Worldwide Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	000-31869	N/A
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Columbus Centre, Pelican Drive Road Town, Tortola British Virgin Islands	c/o UTi, Services, Inc. 100 Oceangate, Suite 1500 Long Beach, CA 90802 USA

(Addresses of Principal Executive Offices)

Registrant’s telephone number, including area code: 562.552.9400

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 21, 2015, UTi Worldwide Inc. (the “Company”) committed to a plan to simplify its leadership structure and to shift management of its freight forwarding business from four geographic regions to a global leadership structure managing approximately 17 discrete geographic areas. In connection with these actions, the Company will reduce several leadership positions and will no longer maintain regional infrastructures. These actions are collectively referred to herein as the “Reorganization”. Following the Reorganization, the Company will continue to have two lines of business, freight forwarding and contract logistics and distribution. The Company will also continue to utilize the 1View freight forwarding operating system. The Reorganization is the result of a rigorous review by our new Chief Executive Officer, Edward Feitzinger, and is intended to simplify the Company’s organizational structure, to facilitate faster decision-making, to enable the Company to better serve the needs of its clients and to reduce the Company’s cost structure. The Company believes the Reorganization will enhance its ability to achieve its operational and financial goals.

In connection with the Reorganization, the Company expects to reduce a number of positions worldwide. Such headcount reductions are expected to be substantially complete by January 31, 2015, however, due to local legal requirements, some actions are expected to extend into the first quarter of fiscal 2016. The Company expects to record charges in connection with the Reorganization relating to one-time employee termination benefits, including severance benefits and other employee expenses during the fourth quarter of fiscal 2015. Such charges will primarily result in future cash expenditures. At the time of this filing, however, the Company is unable in good faith to make a determination of the estimate of the range of expected charges and will file an amended Current Report on Form 8-K within four business days after it makes such determination.

The Company estimates that the Reorganization and other related actions will result when fully implemented in $30 million to $40 million of expected annual cost savings (excluding the charges incurred as a result of the Reorganization). The Company expects to complete a majority of the actions necessary to achieve the estimated cost savings before January 31, 2015, and the remainder is expected to be completed during the first quarter of fiscal 2016. The Company is in the process of determining the impact, if any, the Reorganization and related actions may have on the carrying values of certain assets and liabilities.

Safe Harbor Statement

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Current Report on Form 8-K which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including all statements about the expected future impacts of the Reorganization, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the Company’s ability to realign its business and achieve the benefits of the Reorganization in the timeframe anticipated or at all, actual costs and charges incurred as a result of the Reorganization may exceed the Company’s estimates, the actual amount of savings realized from the Reorganization may be less than anticipated, the Reorganization may have unintended negative consequences, such as negatively impacting the Company’s ability to retain employees in the future or otherwise impacting the Company’s delivery of its services to its customers, and the other risks in the Company’s filings with the SEC, including those listed in Item 1A “Risk Factors” in its Annual Report on Form 10-K relating to the fiscal year ended January 31, 2014, and its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2014. All forward-looking statements set forth in this Current Report on Form 8-K are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. Forward-looking statements set forth in this Current Report on Form 8-K speak only as of the date hereof and the Company does not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTi Worldwide Inc.

Date: January 27, 2015	By:	/s/ Lance E. D’Amico
Lance E. D’Amico
Chief Administrative Officer